Exhibit 3.3


                           CERTIFICATE OF INCORPORATION

                                        OF

                               FCC RECEIVABLES CORP.

                    ----------------------------------------


      I, the undersigned, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, do execute this Certificate of Incorporation and do hereby certify as follows:

      FIRST. The name of the corporation (hereinafter, the "Corporation") is FCC RECEIVABLES CORP.

      SECOND. The address of the registered office of the Corporation in the state of Delaware is 32 Loockerman Square, Suite L-100, in the City of Dover, County of Kent, 19901. The name of the registered agent of the corporation in the State of Delaware at such address is The Prentice-Hall Corporation System, Inc.

      THIRD.      (a)  Subject to paragraph (b) below, the purpose of the
Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

                  (b) Notwithstanding paragraph (a) above, the purpose of the Corporation is limited to the following purposes, and activities incident to and necessary or convenient to accomplish the following purposes: (i) to acquire, own, hold, sell, transfer, assign, pledge, finance, refinance, and otherwise deal with, retail installment sale contracts or wholesale loans secured by new and used automobiles, minivans and light trucks (the "Receivables); (ii) to authorize, issue, sell and deliver one or more series of obligations, consisting of one or more classes of certificates (the "Certificates") that are collateralized by or evidence an interest in the Receivables; and (iii) negotiate, authorize, execute, deliver and assume the obligations of any agreement relating to the activities set forth in clauses (i) and (ii) above, including but not limited to any pooling and servicing agreement, indenture, reimbursement agreement, credit support agreement, receivables purchase agreement or underwriting agreement or to engage in any lawful activity which is incidental to the activities contemplated by any such agreement. So long as any outstanding debt of the Corporation or Certificates are rated by any nationally recognized statistical rating organization, the Corporation shall not issue notes or otherwise borrow money unless (A) the Corporation has made a written request to the related nationally recognized statistical rating organization to issue notes or incur borrowings which notes or borrowings are


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rated by the related nationally recognized statistical rating organization the same as or higher than the rating afforded such rated debt or certificates, or
(B) such notes or borrowings (1) are fully subordinated (and provide for payment only after payment in respect of all outstanding rated debt and/or Certificates) or are nonrecourse against any assets of the Corporation other than the assets pledged to secure such notes or borrowings, (2) do not constitute a claim against the Corporation in the event such assets are insufficient to pay such notes or borrowings, and (3) are secured by the rated debt or Certificates, are fully subordinated (and provide for payment only after payment in respect of all outstanding rated debt and/or Certificates) to such rated debt or Certificates.

      FOURTH. The Corporation shall have one class of stock designated as Common Stock, and the total number of shares of stock of that class that the Corporation shall have authority to issue is 1,000 shares without par value. The holders of the Common Stock shall have no preemptive rights to subscribe for any shares of any class of stock of the Corporation whether now or hereafter authorized.

      FIFTH.      The name and address of the sole incorporator of the
Corporation is as follows:

            Name                                Address
            ----                                -------

      Leslie M. Kratter             c/o  Franklin Resources, Inc.
                                    777 Mariners Island Boulevard
                                    San Mateo, California 94404

      SIXTH. Unless and except to the extent that the by-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

      SEVENTH. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, alter and repeal the by-laws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any by-law whether adopted by them or otherwise.

      EIGHTH. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or way hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.


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      NINTH. Notwithstanding any other provision of this Certificate of incorporation and any provision of law, the Corporation shall not do any of the following:

            (a) engage in any business or activity other than as set forth in Article Third hereof;

            (b) without the affirmative vote of a majority of the members of the Board of Directors of the Corporation, (i) dissolve or liquidate, in whole or in part, or institute proceedings to be adjudicated bankrupt or insolvent, (ii) consent to the institution of bankruptcy or insolvency proceedings against it, (iii) file a petition seeking or consent to reorganization or relief under any applicable federal or state law relating to bankruptcy, (iv) consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the corporation or a substantial part of its property, (v) make a general assignment for the benefit of creditors (vi) admit in writing its inability to pay its debts generally as they become due, or (vii) take any corporate action in furtherance of the actions set forth in clauses (i) through (vi) of this paragraph, provided, however, that no director may be required by any stockholder of the Corporation to consent to the institution of bankruptcy or insolvency proceedings against the Corporation so long as it is solvent; or

            (C) without the unanimous affirmative vote of the members of the Board of Directors of the Corporation, merge or consolidate with any other corporation, company or entity or sell all or substantially all of its assets or acquire all or substantially all of the assets or capital stock or other ownership interest of any other corporation, company or entity, except for the acquisition of the Receivables of Franklin Capital Corporation ("Franklin Capital") and the sale of Receivables to one or more trusts in accordance with the terms of paragraph (b) of Article Third hereof, on which there shall be no such restriction.

      TENTH. The Corporation shall insure at all times that (a) it maintains separate corporate records and books of account from those of Franklin Capital, and (b) except as permitted by contract between the Corporation and Franklin Capital with respect to deposits in certain accounts of collections of trade receivables of Franklin Capital that were not sold to the Corporation pursuant to an agreement between them, which will be promptly remitted to the owner thereof, none of the Corporation's assets will be commingled with those of Franklin Capital or any of their affiliates.



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ELEVENTH. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in any manner now or hereafter provided herein or by statute; and, except as provided with respect to the indemnification of directors, all rights, preferences and privileges conferred by this Certificate of Incorporation upon stockholders, directors or any other person are granted subject to such right; provided, however, that the Corporation shall not amend, alter, change or repeal any provision of Article Third and Articles Ninth through Eleventh (the "Restricted Articles") without the unanimous vote of the full Board of Directors and provided, further, that the Corporation shall not amend or change any provision contained in this Certificate of Incorporation so as to be inconsistent with the Restricted Articles.

      TWELFTH. The powers of the incorporator are to terminate upon the filing of this Certificate of Incorporation. The names and mailing addresses of the persons who are to serve as the initial directors of the Corporation until the first annual meeting of stockholders the Corporation, or until their successors are elected and qualify, are as follows:


            Name              Address
            ----              -------

Harmon E. Burns               c/o Franklin Resources, Inc.
                              777 Mariners Island Boulevard
                              San Mateo, California 94404

Rupert E. Johnson, Jr.        c/o Franklin Resources, Inc.
                              777 Mariners Island Boulevard
                              San Mateo, California 94404

Charles B. Johnson            c/o Franklin Resources, Inc.
                              777 Mariners Island Boulevard
                              San Mateo, California 94404


IN WITNESS WHEREOF, I have set my hand to be affixed to this Certificate of Incorporation, this 27th day of February, 1995.





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                              By: /s/ Leslie M. Kratter
                                  ----------------------------------
                                  Leslie M. Kratter
                                  Incorporator










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